Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-171181 and 333-207950) and Form S-3 (File Nos. 333-221126, 333-173457 and 333-208286) of our report dated March 30, 2018 (which report expresses an unqualified opinion and includes an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern) relating to the financial statements of Titan Pharmaceuticals, Inc., which appears in this Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ OUM & Co. LLP

San Francisco, California
March 30, 2018